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                                  Exhibit 23(i)

                               Opinion of Counsel

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                                  [LETTERHEAD]

February 28, 2007

Transamerica IDEX Mutual Funds
570 Carillon Parkway
St. Petersburg, Florida 33716

Re: Transamerica IDEX Mutual Funds
    Offering of Shares of Beneficial Interest
    Post-Effective Amendment No. 85
    File Nos.: 33-02659 and 811-04556

Gentlemen:

     In my capacity as Senior Vice President, General Counsel and Secretary, I have acted as counsel for Transamerica IDEX Mutual Funds (the "Fund") and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of the above-referenced Fund.

     I have examined the Fund's Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sale of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Fund in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Fund.

                                        Very truly yours,


                                        /s/ Dennis P. Gallagher
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                                        Dennis P. Gallagher, Esq.
                                        Senior Vice President, General Counsel
                                        and Secretary